UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2018

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

   Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.02.  Results of Operations and Financial Condition.

On January 31, 2018, Enterprise Products Partners L.P. (“Enterprise” or the “Partnership”) (NYSE:EPD) issued a press release announcing its financial and operating results for the three months and year ended December 31, 2017, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02. The webcast conference call will be archived and available for replay on Enterprise’s website at www.enterpriseproducts.com for 90 days.

Item 8.01.  Other Events.

The information presented in this Item 8.01 has not been reviewed by our independent auditors and is subject to revision as we prepare our consolidated financial statements as of and for the three months and year ended December 31, 2017.  This information is not a comprehensive statement of our financial results for the quarterly period ended December 31, 2017, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three months and year ended December 31, 2017 are finalized.

Forward-Looking Statements

Certain matters discussed in this Current Report are forward-looking statements that involve certain risks and uncertainties, such as Enterprise’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  Enterprise disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Financial Highlights – Fourth Quarter 2017 Results (Unaudited)

On January 31, 2018, Enterprise announced its consolidated financial results for the three months and year ended December 31, 2017.  The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$8,426.6	$6,478.8	$29,241.5	$23,022.3
Costs and expenses	7,458.0	5,647.8	25,738.6	19,803.6
Equity in income of unconsolidated affiliates	110.8	92.2	426.0	362.0
Operating income	1,079.4	923.2	3,928.9	3,580.7
Interest expense	245.6	247.0	984.6	982.6
Provision for income taxes	5.6	10.3	25.7	23.4
Net income	797.3	669.7	2,855.6	2,553.0
Net income attributable to noncontrolling interests	23.3	10.9	56.3	39.9
Net income attributable to limited partners	774.0	658.8	2,799.3	2,513.1

Earnings per unit, fully diluted	$0.36	$0.31	$1.30	$1.20

Gross Operating Margin by Segment:
NGL Pipelines & Services	$871.5	$784.3	$3,258.3	$2,990.6
Crude Oil Pipelines & Services	295.5	220.9	987.2	854.6
Natural Gas Pipelines & Services	178.5	201.3	714.5	734.9
Petrochemical & Refined Products Services	172.0	148.7	714.6	650.6
Total segment gross operating margin (1)	1,517.5	1,355.2	5,674.6	5,230.7
Net adjustment for shipper make-up rights (2)	2.6	2.1	5.8	17.1
Non-GAAP total gross operating margin	$1,520.1	$1,357.3	$5,680.4	$5,247.8

	December 31,	December 31,
	2017	2016
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$5.1	$63.1
Total assets	54,418.2	52,194.0
Total debt principal outstanding, including current maturities	24,780.1	23,901.6
Partners’ equity	22,547.2	22,047.0
Noncontrolling interests	213.5	219.0
(1)   Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(2)   Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

Earnings per unit amounts discussed in this Item 8.01 are on a fully diluted basis.

For the fourth quarter of 2017, depreciation, amortization and accretion expenses totaled $423 million, cash distributions received from unconsolidated affiliates were $130 million and the non-cash expense attributable to changes in the fair market value of the Liquidity Option Agreement was $31 million.  In addition, for the fourth quarter of 2017, our total capital investments were approximately $1.0 billion, which includes $80 million of sustaining capital expenditures.

Review of Segment Performance for Fourth Quarter 2017

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 11 percent to $872 million for the fourth quarter of 2017 from $784 million for the fourth quarter of 2016.

Enterprise’s natural gas processing and related natural gas liquids (“NGL”) marketing business reported gross operating margin of $225 million for the fourth quarter of 2017 compared to $228 million for the fourth quarter of 2016.  Gross operating margin from our natural gas processing business increased $41 million primarily due to higher average processing margins from our Rocky Mountain and Louisiana gas plants and the receipt of $19 million of business interruption insurance proceeds related to an event and resulting downtime at our Pascagoula processing plant in June 2016.  Total fee-based processing volumes were 4.3 billion cubic feet per day (“Bcf/d”) for the fourth quarter of 2017 compared to 4.4 Bcf/d for the fourth quarter of 2016, while total equity NGL production decreased to 153 thousand barrels per day (“MBPD”) this quarter from 156 MBPD for the fourth quarter of 2016.

Gross operating margin from Enterprise’s NGL marketing activities decreased $44 million for the fourth quarter of 2017 compared to the same quarter in 2016 due to lower average sales margins and volumes.  Approximately $14 million of this decrease is attributable to higher non-cash, mark-to-market loss activity in the fourth quarter of 2017 compared to the fourth quarter of 2016.

Gross operating margin from the partnership’s NGL pipelines and storage business increased 20 percent, to $495 million for the fourth quarter of 2017 from $413 million for the fourth quarter of 2016.  NGL pipeline volumes were a record 3.3 million barrels per day (“BPD”) for the fourth quarter of 2017 compared to 3.1 million BPD for the same quarter of 2016.  Total NGL marine terminal volumes increased 28 percent to 564 MBPD for the fourth quarter of 2017 compared to 440 MBPD for the fourth quarter of 2016.

Enterprise’s ATEX ethane pipeline reported a $22 million increase in gross operating margin for the fourth quarter of 2017 compared to the fourth quarter of 2016, primarily due to a 31 MBPD increase in volume.  Average transportation volumes on the ATEX pipeline were 144 MBPD for the fourth quarter of 2017 versus 113 MBPD for the same quarter of 2016.  Gross operating margin from the partnership’s ethane export terminal at Morgan’s Point and related Houston Ship Channel pipeline increased $24 million, primarily due to a 121 MBPD increase in ethane loadings during the fourth quarter of 2017 compared to the fourth quarter of 2016.

Gross operating margin from the Mid-America and Seminole pipelines, and related assets increased by $16 million to $143 million for the fourth quarter of 2017 compared to the same quarter in 2016.  Aggregate volumes on these pipelines increased 60 MBPD to 1.0 million BPD for the fourth quarter of 2017.  Enterprise’s NGL storage business reported a $14 million increase in gross operating margin for the fourth quarter of 2017 compared to the fourth quarter of 2016, primarily due to higher storage fees.

Gross operating margin from the partnership’s NGL fractionation business increased 6 percent to $152 million for the fourth quarter of 2017 compared to the fourth quarter of 2016.  This increase was primarily due to higher fees, product blending, and higher fractionation volumes from Enterprise’s Mont Belvieu and Hobbs NGL fractionators.  Total NGL fractionation volumes were a record 863 MBPD for the fourth quarter of 2017 compared to 846 MBPD for the fourth quarter of 2016.

Crude Oil Pipelines & Services – Gross operating margin for the Crude Oil Pipelines & Services segment increased 34 percent to $296 million for the fourth quarter of 2017 from $221 million for the fourth quarter of 2016.  Total crude oil pipeline volumes were a record 2.0 million BPD for the fourth quarter of 2017 compared to 1.4 million BPD for the fourth quarter of 2016.  Total crude oil marine terminal volumes increased to 703 MBPD for the fourth quarter of 2017 from 468 MBPD for the fourth quarter of 2016.

Enterprise’s Midland-to-ECHO crude oil pipeline, which began commissioning and providing limited services in November 2017, contributed $63 million in gross operating margin on average volumes of 333 MBPD for the quarter.  This pipeline is expected to begin full commercial service with committed shippers after construction of all pump stations, connections and related storage facilities are completed in the second quarter of 2018.

Enterprise’s South Texas and Eagle Ford Crude Oil Pipeline Systems reported an aggregate $36 million increase in gross operating margin for the fourth quarter of 2017 compared to the fourth quarter of 2016, primarily due to higher volumes.  The South Texas system includes the Rancho II pipeline, which benefited from volumes delivered on the Midland-to-ECHO pipeline.  Total volumes on the South Texas and Eagle Ford pipelines, net to our interest, increased 144 MBPD this quarter to 504 MBPD compared to the fourth quarter of 2016.  Gross operating margin from the EFS Midstream assets increased $10 million for the fourth quarter of 2017 compared to the fourth quarter of 2016, primarily due to higher fees.

Gross operating margin from Enterprise’s terminal on the Houston Ship Channel and its Beaumont terminals increased $6 million on an increase in crude oil loadings.  Average loading volumes increased to 389 MBPD in the fourth quarter of 2017 from 90 MBPD in the fourth quarter of 2016.

Gross operating margin from Enterprise’s crude oil marketing and related activities decreased $50 million for the fourth quarter of 2017 compared to the same quarter in 2016.  This decrease was primarily due to lower sales margins and a $14 million increase in non-cash, mark-to-market losses compared to the fourth quarter of 2016.

Natural Gas Pipelines & Services –The Natural Gas Pipelines & Services segment reported gross operating margin of $179 million for the fourth quarter of 2017 compared to $201 million for the fourth quarter of 2016.  Total natural gas transportation volumes were 12.9 trillion British thermal units per day (“TBtu/d”) for the fourth quarter of 2017 compared to 11.5 TBtu/d for the fourth quarter of 2016.

The partnership’s Texas Intrastate system reported a $31 million decrease in gross operating margin this quarter compared to the fourth quarter of 2016.  Gross operating margin for the fourth quarter of 2016 included the benefit of a $28 million lump sum payment associated with the termination of certain transportation contracts.  Natural gas pipeline volumes for the Texas Intrastate system were 4.4 TBtu/d for both of the fourth quarters of 2017 and 2016.

The partnership’s Haynesville and BTA natural gas gathering systems reported an aggregate $11 million increase in gross operating margin for the fourth quarter of 2017 compared to the same quarter in 2016 due to higher volumes. Total volumes for these systems increased 0.6 TBtu/d to a record 0.8 TBtu/d in the fourth quarter of 2017 compared to the fourth quarter of 2016.  We acquired the BTA gathering system as part of the Azure acquisition in April 2017.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 16 percent to $172 million for the fourth quarter of 2017 compared to the fourth quarter of 2016.  Total petrochemical and refined products transportation volumes for the fourth quarter of 2017 were 766 MBPD compared to 840 MBPD reported for the fourth quarter of 2016.

Gross operating margin for Enterprise’s butane isomerization and related operations increased $21 million for the fourth quarter of 2017 compared to the fourth quarter of 2016, primarily due to downtime and costs associated with the turnaround of two processing units in the fourth quarter of 2016.  Butane isomerization volumes were 108 MBPD for the fourth quarter of 2017 compared to 94 MBPD for the same quarter of 2016.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business increased $16 million for the fourth quarter of 2017 compared to the fourth quarter of 2016, primarily due to lower operating costs and higher sales volumes.  Total plant production volumes were 27 MBPD for the fourth quarter of 2017 compared to 26 MBPD for the fourth quarter of 2016.

Higher transportation fees on our TE Products pipeline and related terminals led to a $7 million increase in gross operating margin for the fourth quarter of 2017 compared to the fourth quarter of 2016.  Enterprise’s Houston and Beaumont products terminals and related marketing activities reported a $13 million decrease in gross operating margin for the fourth quarter of 2017 compared to the same quarter of 2016, primarily due to higher maintenance expenses as a result of Hurricane Harvey.

The partnership’s propylene fractionation business reported a $3 million decrease in gross operating margin for the fourth quarter of 2017 compared to the fourth quarter of 2016, primarily due to higher PDH commissioning costs.  Propylene fractionation volumes were 81 MBPD for the fourth quarter of 2017 compared to 67 MBPD for the fourth quarter of last year.

Gross Operating Margin

We evaluate segment performance based on our financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

This Current Report references total gross operating margin, which is a non-generally accepted accounting principle (“non-GAAP”) financial performance measure.  The GAAP financial measure that is most directly comparable to total gross operating margin is operating income.  The following table presents a reconciliation of operating income to total gross operating margin for the periods indicated (dollars in millions):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Operating income (GAAP)	$1,079.4	$923.2	$3,928.9	$3,580.7
Adjustments to reconcile operating income to total gross operating margin:
Add depreciation, amortization and accretion expense	392.0	371.1	1,531.3	1,456.7
Add asset impairment and related charges in operating costs and expenses	14.6	24.1	49.8	52.8
Subtract net gains attributable to asset sales	(9.6)	(0.2)	(10.7)	(2.5)
Add general and administrative costs	43.7	39.1	181.1	160.1
Total gross operating margin (non-GAAP)	$1,520.1	$1,357.3	$5,680.4	$5,247.8

Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100% basis before any allocation of earnings to noncontrolling interests.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated January 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
	By:	Enterprise Products Holdings LLC, its General Partner

Date: January 31, 2018	By:	/s/ R. Daniel Boss
	Name:	R. Daniel Boss
	Title:	Senior Vice President-Accounting and Risk Control of Enterprise Products Holdings LLC

	By:	/s/ Michael W. Hanson
	Name:	Michael W. Hanson
	Title:	Vice President and Principal Accounting Officer of Enterprise Products Holdings LLC